UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

SCHEDULE 14A
(RULE 14A-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934

Filed by the Registrant / X /

Filed by a Party other than the Registrant / /

Check the appropriate box:

/ /	Preliminary Proxy Statement.
/ /	Confidential, for use of the Commission Only (as permitted by Rule 14a-6(e) (2)).
/ /	Definitive Proxy Statement.
/ X /	Definitive Additional Materials.
/ /	Soliciting Material under § 240.14a-12.

PUTNAM INVESTMENT FUNDS

(Name of Registrant as Specified in its Charter)

(Name of Person(s) Filing Proxy Statement,
if Other Than the Registrant)

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Subject: Important update for your Putnam Large Cap Growth clients

Dear XX,

I’m writing to share an update on Putnam Large Cap Growth Fund and to ask for your support in a proxy solicitation.

Putnam Investments is expected to be acquired by Franklin Templeton later this year. As part of the transaction, the Putnam funds must seek approval from shareholders for a new management contract and a new sub-advisory contract for each fund.

To help ensure a smooth transition, clients must vote in a timely manner. Putnam has retained Broadridge Financial Solutions to assist with the solicitation.

Our goal is to limit disruption for you and your clients:

•	There are no changes expected for Putnam Large Cap Growth Fund’s investment process or portfolio managers.
•	Once the deal closes, Putnam’s equity group will be able to tap into additional resources and will become an autonomous Specialist Investment Manager (SIM) within the broader group of Franklin Templeton companies.
•	We recognize your clients are busy, and have made it easy to vote via phone, mail or online. Please note: The solicitation will stop as soon as the client submits their vote(s).

If you are able to identify clients with large positions in the strategy, it would be greatly appreciated if you could reach out to them. You can find more detailed information in the proxy statement and a shareholder-approved Q&A, which includes details on how your clients can vote.

Together, Putnam Investments and Franklin Templeton will seek to create a stronger asset management organization to deliver more choice and better outcomes for clients. Thank you for your ongoing support. If you have any questions, please call Putnam’s Client Engagement Center at 1-800-354-4000.

Best,

RC/AC

Putnam Retail Management

100 Federal Street

Boston, MA 02109

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